EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
EndoChoice Holdings, Inc.:
We consent to the use of our report dated March 21, 2016 with respect to the consolidated balance sheets of EndoChoice Holdings, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive loss, redeemable members’ capital and stockholders’ equity/members’ deficit and cash flows for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule, incorporated herein by reference.
(signed) KPMG LLP
Atlanta, Georgia
May 5, 2016